Exhibit 8.1

The following table lists the Company’s significant subsidiaries as at April 30, 2020. Unless otherwise indicated, the Company owns a 100% controlling interest in each of the following subsidiaries.

Name	Jurisdiction of Incorporation
Golar LNG 2216 Corporation	Marshall Islands
Golar Management Limited	United Kingdom
Golar Management Malaysia SDN. BDH.	Malaysia
Golar Management Norway AS	Norway
Golar Management D.O.O	Croatia
Golar Management (Bermuda) Limited	Bermuda
Golar GP LLC – Limited Liability Company	Marshall Islands
Golar LNG Energy Limited	Bermuda
Gimi Holding Company Limited (a)	Bermuda
Gimi MS Corporation (b)	Marshall Islands
Golar Hilli LLC (c)	Marshall Islands
Golar Hilli Corp. (c)	Marshall Islands
Golar Gandria N.V.	Curaçao
Golar Hull M2021 Corporation	Marshall Islands
Golar Hull M2022 Corporation	Marshall Islands
Golar Hull M2027 Corporation	Marshall Islands
Golar Hull M2047 Corporation	Marshall Islands
Golar Hull M2048 Corporation	Marshall Islands
Golar LNG NB10 Corporation	Marshall Islands
Golar LNG NB11 Corporation	Marshall Islands
Golar LNG NB12 Corporation	Marshall Islands
Golar LNG NB13 Corporation	Marshall Islands
GVS Corporation	Marshall Islands
Golar Shoreline LNG Limited	Bermuda

(a) In July 2019, Gimi Holding Company Limited was incorporated and is wholly owned by Golar LNG. In October 2019, Golar LNG transferred its ownership in Gimi MS Corporation to Gimi Holding Company Limited.

(b) In November 2018, Gimi MS Corporation ("Gimi MS Corp") was incorporated with Golar LNG as sole shareholder. In February 2019, the Gimi was transferred to Gimi MS Corp from Golar Gimi Corporation. In April 2019, First FLNG Holdings Pte. Ltd. ("First FLNG Holdings"), an indirect wholly-owned subsidiary of Keppel Capital, acquired a 30% share in Gimi MS Corp. See note 5 for further details.

(c) In February 2018, Golar Hilli LLC was incorporated with Golar as sole member. In July 2018, shares in Golar Hilli Corp. (a 89% owned subsidiary of Golar Hilli LLC) were exchanged for Hilli Common Units, Series A Special Units and Series B Special Units. See note 5 for further details.

* The above table excludes mention of the lessor variable interest entities (''lessor VIEs'') that we have leased vessels from under finance leases. The lessor VIEs are wholly-owned, newly formed special purpose vehicles ("SPVs") of financial institutions. While we do not hold any equity investments in these SPVs, we have concluded that we are the primary beneficiary of these lessor VIEs and accordingly have consolidated these entities into our financial results. See note 5 "Variable Interest Entities" of our Consolidated Financial Statements for further details.